FOR IMMEDIATE RELEASE
June 3, 2010

NETWORK COMMUNICATIONS, INC. (NCI) ENTERS INTO RESTRUCTURING DISCUSSIONS WITH DEBT HOLDERS

Company elects not to make bond interest payment,
negotiates agreement with its lenders for continued
Use of cash as discussions continue

Lawrenceville, GA, June 3, 2010 – Network Communications, Inc. (the “Company” or “NCI”), a leading local media company serving the housing market, announced today that it is actively working with its stakeholders to restructure its balance sheet.

The Company elected not to make the June 1 interest payment on its 10¾% Senior Notes due 2013 as negotiations with stakeholders continue.  As a result of missing this payment, the Company’s senior secured lenders accelerated all amounts outstanding under the Company’s revolving and term loan credit agreements, which in turn triggered an event of default under the Senior Notes indenture.  The Company obtained an agreement from its secured lenders permitting it to have continued access to and use of its cash as restructuring negotiations progress.  The Company expects to have sufficient cash on hand to fund normal course operations through this process.

“Over the past 24 months, our business performance at NCI has been negatively affected by the ongoing slump in the housing market and the economy in general.  Our Company continues to maintain historically strong operating margins and cash flow generation, leading positions in many of our markets and promising new and innovative products,” said Chairman & CEO Dan McCarthy.  “Unfortunately, the decline in operations has left us with more debt than we can reasonably service in the current business climate.  The Board of Directors is supportive of a comprehensive balance sheet restructuring to address this issue and put the Company in a position to be able to take advantage of business opportunities that we believe lie ahead.”

NCI expects to maintain current staffing levels during the restructuring process and intends to fund its ongoing business with cash on hand and cash from continuing operations.  The Company has engaged Kirkland & Ellis LLP as legal advisor and Houlihan Lokey as financial advisor to assist the Company with its restructuring.  “We look forward to continuing our discussions with our stakeholders to achieve a successful balance sheet restructuring, which, if consummated, will position the Company for future growth," said McCarthy.

About Network Communications, Inc.

Network Communications, Inc. is a leading local media company providing lead generation, advertising and internet marketing services to the housing industry.  The company's leading brands are Apartment Finder, The Real Estate Book, DigitalSherpa, Unique Homes, New England Home and Atlanta Homes & Lifestyles.  NCI has market representation in more than 500 local markets around the United States.  The company’s strategy focuses on providing high-quality and measurable marketing solutions to local clients by leveraging its proprietary prospect-focused distribution and content management infrastructure.  NCI distributes more than 9.4 million local print catalogs of apartments for rent and homes for sale every month through more than 300,000 distribution points; NCI’s websites are leading Internet destinations for consumers looking for homes to rent or buy, with an average of 2.0 million unique users every month; and it provides internet marketing services using social media tools to its customers.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:

Statements in this release and any exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to the Company on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to:  the Company’s revenue being dependent on the residential market for existing and new home sales; significant increases in paper, ink, printing plates or fuel costs; and other changes or events which impact the residential and  commercial real estate markets or alter the manner in which consumers access housing related information; the availability and access, in general, of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash on hand, cash flows from operating activities, further borrowings or other sources; our ability to comply with all covenants in our indenture and credit facility, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions; our ability to repay debt prior to or when it becomes due and/or successfully access the capital or credit markets to refinance that debt through new issuances, exchange offers or otherwise, including restructuring our balance sheet and leverage position; and the outcome of our discussions with our bank group.  More information on potential risks and uncertainties is available in the Company’s recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the year ended March 29, 2009 (SEC File No. 333-134701).

CONTACTS:

Gerard Parker, CFO, NCI, 770-962-7220 ext 24234, e-mail: gparker@nci.com;

Tami McCarthy, TMG Public Relations, 212-300-6430, e-mail: tami@tmgpr.com